Exhibit 10.34

PILOT PROGRAM AGREEMENT

Between

HOME DEPOT U.S.A., INC.

And

U.S. HOME SYSTEMS, INC.

And

U.S. REMODELERS, INC.

Dated August 18, 2003

PILOT PROGRAM AGREEMENT

This PILOT PROGRAM AGREEMENT (“Pilot Program Agreement”), is made and entered into as of August 18, 2003 (the “Effective Date”), among HOME DEPOT U.S.A., INC., a Delaware corporation (“Home Depot”), U.S. HOME SYSTEMS, INC., a Delaware corporation (“USHS”), and U.S. REMODELERS, INC., a Delaware corporation (“USRI”) (Home Depot, USHS, and USRI being sometimes referred to in this Pilot Program Agreement collectively as the “Parties,” and individually as a “Party”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, Home Depot, through its The Participating Home Depot stores, has established a new program which will allow it to offer for sale and sell third party branded products in product/service categories in which Home Depot does not currently have a product offering or in which Home Depot plans to expand its product/service offerings;

WHEREAS, one of the central elements of this program is that the suppliers of such third party branded products must be of superior quality and value and have established a distribution network which permits, on a pilot basis, selected The Participating Home Depot stores and/or markets to have a supplier presence to undertake the selling, furnishing and installing of such third party branded products;

WHEREAS, Home Depot has determined that, in the product category of custom designed and installed cabinet refacing, USRI and its subcontractors offer a potentially suitable array of products and services and capabilities to service The Home Depot customers;

WHEREAS, it is Home Depot’s intention to offer or market USRI products and services in selected The Participating Home Depot stores and/or markets on an evaluative, pilot basis provided USRI has the necessary qualifications, capabilities and resources to supply and service such The Home Depot Stores;

WHEREAS, the purpose of this Pilot Program Agreement is, in part, to define the aforementioned program and the Parties’ obligations and responsibilities thereunder; and

WHEREAS, certain capitalized words and phrases used in this Pilot Program Agreement are defined in Annex A to this Pilot Program Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, Home Depot and USRI agree as follows:

ARTICLE 1

THE PROGRAM

.1. Scope of the Program. The sell, furnish and install program (the “Program”) detailed herein shall refer to the relationship between Home Depot, on the one hand, and USRI on the other, pursuant to which Home Depot markets for sale at participating The Home Depot® stores (“Participating Home Depot stores”), cabinet refacing and laminated countertop installation services offered and sold from time to time by USRI and approved by Home Depot for inclusion in the Program (the “USRI Products and Services”), in each case on the terms and subject to the conditions set forth herein. A listing of current USRI Products and Services is attached as Exhibit 1.1 to this Pilot Program Agreement. The Program shall apply only to The Participating Home Depot stores and not to other Home Depot stores or other Home Depot owned or affiliated retail locations, whether now existing or hereafter established.

.2. Basic Obligations of the Parties.

(a) Home Depot will provide on behalf of the Program:

(i) dedicated space in Participating Home Depot stores’ retail showrooms for display of the USRI Products and Services to Participating Home Depot store customers who are potential purchasers of the USRI Products and Services;

(ii) services with respect to qualifying potential customers for the USRI Products and Services, completing sales lead information forms and transmitting sales leads to USRI in accordance with Program policies and procedures;

(iii) payment to USRI, as applicable, of an agreed-upon percentage of revenue derived from sales of USRI Products and Services as provided herein.

(b) USRI will provide on behalf of the Program:

(i) design, construction, set-up and maintenance of USRI Products and Services displays in Participating Home Depot stores “USRI Displays”);

(ii) authorized employees or agents of USRI to man the USRI Displays 4 hours per week in each Participating Home Depot store. USRI and Home Depot shall mutually agree upon specific the days and times such employees and agents must be present at the Participating Home Depot store;

(iii) training to Participating Home Depot store sales personnel to more effectively market the USRI Products and Services and generate sales leads;

(iv) follow-up on all sales leads generated at Participating Home Depot stores;

(v) in-person residential sales calls to potential customers, including design consultation and price quotation;

(vi) procurement of final sales contracts for the USRI Products and Services (all sales of USRI Products and Services will be memorialized in contracts between the customers and Home Depot), the form of which contracts shall be specified by Home Depot, and in each case subject to final review and approval by authorized personnel at the applicable Participating Home Depot store;

(vii) all labor and materials (as an independent contractor in relation to Home Depot and at the sole expense of USRI) which are reasonably necessary to complete all customer orders for USRI Products and Services;

(viii) all follow-up service to address any customer complaints and/or warranty claims; and

(c) USHS will provide on behalf of the Program:

(i) such management, oversight, and operational support of or for USRI as may reasonably be required by Home Depot to guarantee USRI’s fulfillment of its obligations under this Pilot Program Agreement;

(ii) idemnification of Home Depot as further set forth under this Pilot Program Agreement.

The foregoing is intended only as a general description and overview of the Parties’ respective contributions to the Program, and is qualified in its entirety by the specific provisions contained elsewhere in this Pilot Program Agreement and in the detailed program guidelines set forth as Exhibit 1.2 (”Program Guidelines”). The Program Guidelines are subject to periodic review and revision by Home Depot, provided, however, that (a) Home Depot shall provide at least thirty (30) days’ advance written notice to USRI before such revisions take effect and (b) such revisions shall not alter any material term of this Pilot Program Agreement.

.3. Contractual Relationships. All sales to customers under the Program shall be between Home Depot and the customer. Home Depot, through the Participating Home Depot store, shall invoice the customer, and all checks, credit card payments and other payments from customers shall be made payable solely to Home Depot. The contractual role of USRI under the Program shall be that of independent contractors in relation to Home Depot, in exchange for which Home Depot will pay to USRI an agreed-upon percentage of all revenues collected from customers for the USRI Products and Services, as provided in Section 2.1.

.4. Designation of Participating Home Depot Stores. Attached to this Pilot Program Agreement as Exhibit 1.4 is a list of Participating Home Depot stores designated as Program participants as of the Effective Date. Home Depot intends, from time to time, to designate additional Participating Home Depot stores as Program participants, provided, among other things, USRI is ready, willing and able to offer and sell the USRI Products and Services at such additional Participating Home Depot stores and has the necessary qualifications, capabilities, financial resources and reputation (both national and local) to operate the Program at such additional Participating Home Depot stores. Home Depot will communicate regularly with USRI regarding its intended roll-out of the Program to additional Participating Home Depot stores and solicit USRI’s evaluation regarding the markets in which USRI is qualified to establish and operate the Program in order to justify the further designation of The Home Depot® stores as “Participating Home Depot stores” as such term is defined below. The term “Participating Home Depot store” shall refer exclusively to Participating Home Depot stores that have been designated by Home Depot as Program participants; Participating Home Depot stores that are not Program participants shall be referred to herein as “Non-Participating Stores.”

.5. Designation of Home Depot Stores by Home Depot. For each Participating Home Depot store designated by Home Depot following the Effective Date, Home Depot shall notify USRI of the designation of such Participating Home Depot store. Each such designation shall require specific approval by Home Depot as described in more detail in the Program Guidelines, Section 1.6 below and elsewhere in this Pilot Program Agreement.

.6. Approval of USRI Requests for Designation of Home Depot Stores by Home Depot. In each case in which USRI requests that Home Depot designate a particular The Home Depot store as a Participating Home Depot store, such designation shall be subject to approval by Home Depot in Home Depot’s sole discretion. Upon receipt of USRI’s request to designate a particular The Home Depot store as a Participating Home Depot store, Home Depot may, at its option, arrange an interview with the local managers of USRI or its subcontractors and may request an inspection of its facilities, interviews with employees and review of financial and other records that Home Depot deems relevant to the approval process. All local managers of USRI will be required to submit to background checks as described in more detail in the Program Guidelines. Home Depot’s approval or rejection of USRI’s request may be based upon any criteria Home Depot deems relevant in its discretion, and may include, among other: a criteria: USRI’s capitalization and ability to expand to meet demand for USRI Products and Services anticipated to be generated by the Program; ability to deliver USRI Products and Services in accordance with Program standards; proximity to the pertinent Home Depot store; evidence of compliance with relevant legal requirements; and cooperation with Home Depot in the investigation and approval process. Home Depot will notify USRI of its approval or rejection of USRI’s request.

ARTICLE 2

FINANCIAL MATTERS

.1. USRI Commission. Home Depot shall pay USRI a commission of 82% of gross revenues (excluding sales taxes) actually collected from a customer as payment for the sale of USRI Products and Services under the Program (the “Commission”). Additional details pertaining to financial matters associated with the Program are detailed in the Program Guidelines.

.2. Costs and Expenses.

(a) Home Depot will be responsible for transmitting customer leads it receives to USRI, processing customer payments and fulfilling the other obligations of Home Depot hereunder and under the Program Guidelines. Provided, however, that USRI shall be responsible, at its sole expense, for obtaining a dedicated toll-free telephone number for use by prospective Home Depot customers inquiring about USRI’s product offerings under the Program.

(b) USRI will be responsible for all costs associated with designing, building, installing and maintaining the USRI Displays, other than as specified in Section 2.2(a); manning the USRI Displays in each Participating Home Depot store as required by Section 1.2(b)(ii); educating Home Depot employees about the USRI Products and Services and training Home Depot employees on sales techniques to help generate interest in the USRI Products and Services at each Participating Home Depot store; responding to customer leads, including initial telephone response and in-person sales calls, design consultation, providing price quotations and procuring signed purchase orders; all labor, material, delivery and installation costs relating to the provision of the USRI Products and Services and fulfillment of the customer contracts; all labor, material, delivery, refund or other costs associated with customer complaints and/or warranty claims following the sale of the USRI Products and Services; and all other cost or expenses incurred in connection with the fulfillment of the USRI’s obligations under this Pilot Program Agreement, including the Program Guidelines. Provided, however, that the foregoing is not intended to be used by Home Depot as a mechanism to undertake activities outside the scope of the Program the cost of which, under the terms hereof, would be borne by the USRI.

.3. Reporting. USRI shall provide Home Depot with regular reports analyzing USRI’s performance in generating leads and closing sales and such other reports as shall be mutually agreed upon by the Parties. Home Depot shall provide USRI with certain financial and operating reports as described in the Program Guidelines.

.4. Customer Invoicing and Payment. USRI shall prepare and present to the customer for payment all invoices for USRI Products and Services, including sales taxes where applicable. All invoices shall be in a form created by Home Depot from time to time for use in the Program. USRI shall also collect and remit to Home Depot customer deposits at the times and in the amounts prescribed by Home Depot from time to time. All invoices shall be in the name of Home Depot and all payments shall be made directly to Home Depot in accordance with procedures prescribed by Home Depot.

.5. Pricing. USRI shall be responsible for quoting prices to customers and securing signed customer purchase orders in the name of Home Depot and subject to final acceptance by Home Depot. The prices quoted by USRI shall be competitive and shall further reflect the cost savings inherent in the business model set forth under this Pilot Program Agreement in comparison to the prices charged by USRI for comparable goods and services offered by the USRI to its own customers outside the Program.

.6. Audit Rights. Home Depot or its designees shall have the right at all times while this Pilot Program Agreement is in effect and for a period of one (1) year following any expiration or termination of this Pilot Program Agreement, to inspect, audit and copy all relevant books and records of USRI as it may reasonably request solely for the purpose of verifying its compliance with its obligations under this Pilot Program Agreement. Information in such books and records which are not related to the foregoing may be redacted. USRI acknowledges the Parties’ understanding that any follow-on agreement between the Parties with respect to extending the Pilot Program past the pilot phase shall provide for Home Depot’s audit right to remain in effect for 3 (three) years following any expiration of termination of the pertinent contractual agreement.

.7. Promotions. From time to time, Home Depot may implement various store-wide or targeted promotions or purchase incentives applicable to the USRI Products and Services. Such promotions or purchase incentives may apply nationally, regionally, or only with respect to particular Participating Home Depot stores. Home Depot will notify USRI in advance of promotions and purchase incentives applicable to the USRI Products and Services. USRI shall participate in such promotions and purchase incentives to the extent consistent with this Pilot Program Agreement.

ARTICLE 3

RESTRICTIONS ON CERTAIN ACTIVITIES

.1. Obligations of Home Depot. USRI acknowledges and understands that The Participating Home Depot stores offer for sale and sell refacing products that include, cabinet doors, veneers, hardware, countertops which may or may not require custom design and that Home Depot intends to continue to do so, whether such Participating Home Depot store is a Non-Participating Store or a Participating Home Depot store. Except in markets in which USRI has been designated by Home Depot to provide USRI Products and Services, wherein USRI shall be Home Depot’s exclusive provider of USRI Products and Services for the duration of USRI’s presence in such markets pursuant to this Pilot Program Agreement, nothing herein shall restrict in any way the right of Home Depot or any Home Depot Affiliates to offer products and services from USRI Competitors, or to contract with any third party to offer products and services that compete with the USRI Products and Services, through channels other than Participating Home Depot stores, including, without limitation, Home Depot warehouse outlets, catalogs and via the Internet.

.2. Obligations of USRI. During the term of this Pilot Program Agreement, USRI shall not enter into any agreement with any of the parties listed on Exhibit 3.2 (the “Home Depot Competitors”) to market, sell or provide any USRI Products and Services or any competing products and services to, or to customers in association with, such Home Depot Competitor. USRI represents to Home Depot that USRI is not a party to any such agreement with a Home Depot Competitor as of the Effective Date.

.3. No Diversion of Business. All sales leads and Customer Information (as defined in Section 4.3) generated in connection with the Program shall be used by USRI solely to solicit and make sales of USRI Products and Services under the Program. Under no circumstances shall USRI nor any of its Affiliates (i) use any sales leads or Customer Information generated through the Program to solicit or sell, or assist any third party in assisting or selling any products or services (including USRI Products and Services) outside the Program; or (ii) otherwise divert any business opportunity which is rightfully a Program opportunity. Home Depot’s audit rights under Section 2.6 shall include the right to confirm compliance with this Section 3.3.

ARTICLE 4

INTELLECTUAL PROPERTY RIGHTS

.1. Use of Trademarks.

(a) Pursuant to a Trademark and Service Mark License Agreement in the form of Exhibit 4.1(a) (the “Trademark and Service Mark License Agreement”) executed among Home Depot Homer TLC, Inc., and USRI as of the date of this Pilot Program Agreement, each Party shall receive a nonexclusive license to use specific trademarks and service marks (the “Marks”) of the other Party for the sole purpose of fulfilling their respective obligations under the Program. The terms and conditions of the Trademark and Service Mark License Agreement are hereby incorporated by reference into this Pilot Program Agreement.

(b) All advertising, promotional, marketing materials and telephone scripts (collectively, the “Materials”) created or produced by a Party relating to the Program or the USRI Products and Services must be pre-approved in writing by the other Party. Materials, signage or documents bearing trademarks, artwork or designs of the other Party that have not been approved by such Party must be destroyed promptly at the request of such other Party.

(c) From time to time, each Party may provide the other Party with certain promotional materials related to the Program and/or the USRI Products and Services. The other Party shall use commercially reasonable efforts to use such promotional materials in a manner consistent with the terms and conditions of this Pilot Program Agreement.

.2. Ownership Rights. Except as explicitly set forth in this Pilot Program Agreement, each Party shall at all times maintain all right, title and interest in the intellectual property rights owned by such Party relating to the Materials used in the Program. Each Party hereby expressly disclaims all right, title and interest in and to intellectual property rights in the Materials provided by the other Party under the Program, and agrees that it will not take any action or suffer or permit any condition to exist that gives rise to any claim adverse to the other Party’s title in or right to possess the intellectual property rights in such Materials.

.3. Customer Information. USRI shall be responsible for developing and maintaining an information database relating to all sales leads and customer information pertaining to the Program, and customer and transaction tracking information. Except as otherwise set forth in this Section 4.3, Home Depot shall own all right, title and interest to all information and data collected or stored in any medium relating to customers or potential customers of the Program (collectively, the “Customer Information”), and USRI may use the Customer Information during the term of this Pilot Program Agreement solely for purposes related to the Program. Home Depot shall not be restricted from using the Customer Information in any manner, including uses outside the Program. In no event shall USRI disclose, or permit any third party to use, the Customer Information; provided, that USRI may permit its employees and suppliers to use relevant Customer Information solely to the extent necessary to properly provide USRI Products and Services to a Program customer, and provided they have been advised of and acknowledged the foregoing restrictions on use of the Customer Information. During the term of this

Pilot Program Agreement and in accordance with the reporting requirements of this Pilot Program Agreement and the Program Guidelines, USRI shall provide Home Depot with copies of all Customer Information in a form or medium agreed upon by the Parties. Upon termination of this Pilot Program Agreement, USRI shall deliver (a) a copy of the Customer Information to Home Depot in a form and medium agreed upon by the Parties and (b) remove from all files and copies of the Customer Information all references to the fact that such information was obtained from Home Depot or as a result of the Program.

ARTICLE 5

CONFIDENTIALITY

.1. USRI shall hold all Home Depot Confidential Information in the strictest confidence and shall not, without Home Depot’s prior written consent, directly or indirectly use such Confidential Information or disclose such Confidential Information to any third parties except as required for the performance of USRI’s obligations under this Pilot Program Agreement. USRI shall take appropriate measures to safeguard Home Depot Confidential Information from disclosure by USRI’s employees and others. USRI agrees that any disclosure of Home Depot Confidential Information in contravention of this Article 5 would result in irreparable injury to Home Depot and agrees that injunctive relief would be an appropriate remedy in the event of any breach of this Article 5 by USRI.

.2. USRI acknowledges that Home Depot does not want to receive from USRI any information, data, material or documents that USRI deems to be its confidential, proprietary or trade secret information. Accordingly, any information, data, material or documentation that USRI transmits, discloses or disseminates to Home Depot shall not under any circumstances constitute any confidential information or trade secrets of USRI or its Affiliates.

ARTICLE 6

PERFORMANCE COVENANTS OF USRI PROGRAM PARTICIPANTS

.1. Warranty; Quality Standards. USRI warrants and guarantees that all USRI Products and Services furnished or installed by USRI shall be free from defects in workmanship for a period of one (1) year, or as otherwise mutually agreed in writing by the Parties, from completion of said USRI Products and Services by USRI, which completion shall be dated as of the customer’s acceptance of the work and execution of any required lien, waiver or release, or for an additional warranty as may be agreed upon in writing with a customer. USRI warrants and guarantees that all USRI Products and Services furnished or installed by USRI shall be free from material defects for the lesser of (i) a period of five years, or as otherwise mutually agreed in writing by the Parties, from completion of said USRI Products and Services by USRI as defined above or (ii) the applicable period contained in the manufacturer’s warranty. If any claim is made that a defect developed or was revealed during the warranty period, USRI agrees to promptly investigate such claim and if such claim is accurate, remedy said defect promptly without cost to Home Depot or the customer. If USRI fails to remedy such defect promptly, Home Depot shall have the right to have the defect corrected at USRI’s expense in accordance with Section 6.2. Home Depot may, at its sole cost and expense, use customer surveys to measure each USRI’s adherence to quality standards. From time to time, Home Depot may, at its sole cost and expense, use other methods to measure such USRI’s adherence to quality standards. USRI shall, upon request, fully cooperate with Home Depot to help ensure the success of any such efforts to measure customer satisfaction or verify USRI’s adherence to quality standards. Notwithstanding any provision herein to the contrary, USRI acknowledges that it may incur incidental expenses in providing such cooperation. USRI must maintain a minimum level of service that is reasonably acceptable to Home Depot and that meets or exceeds the standards set forth in the Program Guidelines. Home Depot shall have the right to visit each USRI’s field offices, worksites and/or other places of business at any reasonable time for the purpose of verifying such USRI’s compliance with said standards of quality and/or performance.

.2. Customer Adjustments/Satisfaction. All USRI shall at all times maintain the general policy of satisfaction of customers and shall adjust all complaints of, and controversies with customers, with respect to said sales made under the Program. In any case in which such adjustment is unsatisfactory to the customer and where Home Depot has provided USRI with reasonable time and opportunity to satisfy the customer and, in Home Depot’s reasonable judgment, the customer is being fair and reasonable, Home Depot reserves and shall have the right, at USRI’s expense, to make such further adjustment as Home Depot may reasonably deem necessary under the circumstances and such adjustment made by Home Depot, even when in excess of the sales price of the USRI Products and Services in question, shall be conclusive and binding upon USRI. USRI shall maintain and provide to Home Depot files pertaining to customer complaints and their adjustment, which files shall be deemed Customer Information. Home Depot agrees to promptly forward to USRI information received by Home Depot with respect to customer complaints to assist such USRI in its efforts to respond to customer complaints in a timely manner. If USRI should fail to resolve satisfactorily each such complaint promptly, Home Depot shall have the right to have the complaint resolved in its reasonable discretion at the USRI’s expense, provided such expense is reasonable under the circumstances. USRI shall pay Home Depot for such amount and/or Home Depot will be authorized to deduct such amount from any sums then due or thereafter becoming due to USRI from Home Depot. In the event customer adjustments are made, Commissions shall be based on the adjusted contract price (original contract price less adjustments).

.3. Quotations, Orders. All quotations for USRI Products and Services made to a customer by USRI shall be in accordance with the Program Guidelines. Forms for making quotations and taking orders shall be provided in the Program Guidelines.

.4. Taxes. USRI shall pay, accrue, and/or remit all ad valorem, license, franchise, occupation, income, sales, use, and any other taxes or imposts of every nature or description whatsoever, presently or hereinafter imposed by any governmental authority upon the operation of USRI’s business and USRI shall file all reports, make all returns, and secure all licenses and permits with respect thereto. USRI shall know the tax consequences of providing USRI Products and Services to Home Depot. The USRI Products and Services sold to Home Depot are generally not for resale and no resale certificate will be issued. The only time said resale certificate will be issued is upon review by Home Depot where the services provided by law do not qualify as a real property improvement or are taxable to the property owner by law. Home Depot shall collect all retail sales taxes if and when applicable, from customers and shall remit such taxes and file all reports with the appropriate governmental agencies. Should the present system of handling such retail sales tax returns and payments be changed for any reason whatsoever, USRI shall make their own returns and shall make payments of such taxes in the manner required by law.

.5. Insurance Policies.

(a) USRI, at its expense, shall obtain and maintain during the term of this Pilot Program Agreement the following policies of insurance with insurers rated at least [A:VII] or better by A.M. Best Company that are satisfactory to Home Depot and containing provisions and being in amounts satisfactory to Home Depot and adequate to fully protect Home Depot as well as USRI from and against any and all expenses, costs, demands, claims, actions, liabilities, damages and losses arising out of the subjects covered by such policies of insurance:

(i) Workers’ Compensation insurance for statutory limits and Employers Liability limits for not less than $1,000,000.

(ii) Commercial General Liability insurance, including Bodily Injury and Property Damage Liability insurance, Broad Form Property Damage and personal and advertising injury, including Contractual Liability coverage (either blanket or applying specifically to this Pilot Program Agreement) with limits of not less than $5,000,000 per occurrence. The general and products/completed operations aggregate limit shall apply separately to each project/location or the aggregate should be twice the required per occurrence limit.

(iii) Commercial Automobile Liability insurance, code 1 “any auto”, including owned, non-owned and hired automobile for limits of not less than $1,000,000 per occurrence.

(b) Each insurance policy obtained by USRI shall name Home Depot as an additional insured with respect to insurance described in clauses (ii) and (iii) above and provide coverage for expenses, costs, demands, claims, actions, liabilities, damages and losses arising out of the acts or omissions of any USRI or its contractors, employees or agents. Each such insurance policy shall further provide that it shall not be subject to change or cancellation without at least thirty (30) days’ prior written notice to Home Depot. USRI shall furnish Home Depot with copies of the policies required to be maintained by USRI and certificates thereof concurrently with the execution and delivery of this Pilot Program Agreement. If USRI obtains additional insurance, then USRI shall have Home Depot named as additional insureds on each of said insurance policies without charge to Home Depot. In order to avoid conflicts between insurance companies, USRI shall use its best efforts to have all policies of insurance obtained by USRI issued by one (1) insurance company (except umbrella coverage which may be obtained by a separate insurance company). USRI shall furnish or cause to be furnished to Home Depot copies of such policies and certificates of insurance, in each case concurrently with the execution and delivery of this Pilot Program Agreement.

(c) Acceptance by Home Depot of any insurance policies shall not relieve USRI of any responsibility hereunder including claims in excess of limits described above.

.6. Permits, Licenses, Compliance With Laws. USRI shall obtain all permits and licenses which may be required under any Law by virtue of any acts performed by such USRI in the performance of this Pilot Program Agreement or any USRI Program Participation Agreement to which it is a party. USRI shall in the conduct of its business and in the performance of this Pilot Program Agreement comply fully with all Laws.

.7. Credit Sales. All USRI shall refer all requests for customer financing to Home Depot, and that Home Depot shall have a right of first refusal to provide financing to customers through Home Depot or its selected financing entity, subject to standard procedures for approval and on terms and conditions to be determined by Home Depot. In the event Home Depot or its selected financing entity declines to provide financing or the terms offered are not accepted by the customer, the USRI shall, if directed to do so by Home Depot, refer the customer to secondary financing entities to be designated and pre-approved by Home Depot. No part of the finance charge shall be payable to or credited in any way to the USRI, and the USRI shall not be responsible for losses sustained as a result of credit losses on such credit sales. However, in the event the USRI advises customers of terms to be offered by Home Depot, or its selected financing entities, the USRI will comply with all provisions of Law governing credit sales, including but not limited to provisions dealing with proper disclosures to customers, finance charges and the like, with respect to credit sales or their solicitation and the right of rescission.

.8. Compliance With Laws and Regulations. USRI will comply, at its expense, with all Laws regarding minimum compensation, overtime, immigration status and equal opportunities for employment, including the Federal Civil Rights Act, Age Discrimination in Employment Act, Occupational Safety and Health Act and the Federal Fair Labor Standards Act whether or not such USRI may be legally exempt from the aforesaid acts by . USRI will pay all federal, state and municipal payroll, withholding, social security, Medicare, unemployment, and other taxes, contributions, or premiums which are required by law to be paid and/or withheld by any employer with respect to such employees and subcontractors and USRI shall indemnify, defend and hold Home Depot harmless from and against any violation of such acts and Laws by USRI or its employees, subcontractors, agents or representatives. Should Home Depot pay any sum of money, whether by way of levy, tax or interest, because of any rule, law, regulation, or ruling that Home Depot shall be responsible for any payments to employees or subcontractors of USRI covered hereunder including but not limited to payments because of Workers’ Compensation settlements, USRI shall promptly upon demand reimburse Home Depot.

.9. Liens. To the extent permissible under applicable Law, USRI shall be prohibited from placing a lien on, or taking any other security interest in, Home Depot’s property or any of its customer’s property without Home Depot’s written consent. In the event that USRI or any affiliate, agent, employee or subcontractor of USRI causes a lien to be attached to, or takes any other security interest in, a customer’s property without Home Depot’s express written consent, such USRI shall fully reimburse Home Depot and/or the customer for all costs and expenses incurred to release such lien or security interest.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

.1. USHS and USRI. USHS and USRI represent and warrant to Home Depot that:

(a) USHS and USRI are corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b) USHS and USRI has all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Pilot Program Agreement;

(c) The execution, delivery and performance of this Pilot Program Agreement by USHS and USRI has been duly authorized by all necessary corporate action on the part of USHS and USRI;

(d) This Pilot Program Agreement has been duly executed and delivered by USHS and USRI and constitutes a valid and binding agreement of USHS and USRI, enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and transfers, and moratorium or similar laws of affecting the enforcement of creditors’ rights;

(e) To the best of USRI’s knowledge, USRI is duly licensed, authorized or qualified to do business and is in good standing in each jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Pilot Program Agreement;

(f) To the best of USRI’s knowledge, USRI is in material compliance with all Laws and has obtained all applicable permits and licenses required of it in connection with its obligations under this

Pilot Program. Agreement, except where such non-compliance or failure to such Obtain such permits and licenses would not have a material adverse effect on its ability to fulfill its obligations under this Pilot Program Agreement;

(g) There is no outstanding litigation, arbitrated matter or other dispute to which USHS or USRI is a party which, if decided unfavorably to it, would reasonably be expected to have a material adverse effect on USHS’s, USRI’s or Home Depot’s ability to fulfill their respective obligations under this Pilot Program Agreement;

(h) Neither USHS, USRI nor any of their respective Affiliates is a party to any contract, agreement, mortgage, note, deed, lease or similar understanding with any third party that would have a material adverse effect on USHS’s, USRI’s or Home Depot’s ability to fulfill their respective obligations under this Pilot Program Agreement; and

(i) To USHS’s and USRI’s knowledge, no non-public fact or circumstance exists that would have a material adverse effect on the image of USHS, USRI or on the brands of USHS, USRI and its Affiliates to be used in the Program.

.2. Home Depot. Home Depot represents and warrants to USHS and USRI that:

(a) Home Depot is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(b) Home Depot has all requisite corporate power and authority to execute, deliver and perform its obligations under this Pilot Program Agreement;

(c) The execution, delivery and performance of this Pilot Program Agreement by Home Depot has been duly authorized by all necessary corporate action on the part of Home Depot; and

(d) This Pilot Program Agreement has been duly executed and delivered by Home Depot and constitutes a valid and binding agreement of Home Depot, enforceable against it in accordance with its terms.

ARTICLE 8

TERM AND TERMINATION

.1. Term. The term of this Pilot Program Agreement shall commence on the Effective Date and continue for a period of one (1) year thereafter (the “Initial Term”), or such earlier date upon which this Pilot Program Agreement may be terminated in accordance with its terms.

.2. Renewal. Unless this Pilot Program Agreement is terminated earlier pursuant to this Article 8, upon the expiration of the Initial Term, this Pilot Program Agreement shall continue in effect on a month to month basis until otherwise terminated.

.3. Termination by Home Depot For Cause. Home Depot may by written notice to USRI terminate this Pilot Program Agreement prior to the expiration of the Initial Term or the Renewal Term, if applicable, for any of the following reasons:

(a) USHS or USRI breaches any obligation under this Pilot Program Agreement and fails to remedy such breach within thirty (30) days following written notice of such breach from Home Depot;

(b) USHS’s or USRI’s conduct in performance of this Pilot Program Agreement is a material violation of any Law;

(c) There is a Change of Control of USHS or USRI; or

(d) If USHS or USRI shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United States Bankruptcy Code, (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code; (vii) take any corporate, partnership or other action for the purpose of effecting any of the foregoing; or (viii) become insolvent under any legal definition.

.4. Termination by USRI For Cause. USRI may by written notice to Home Depot terminate this Pilot Program Agreement prior to the expiration of the Initial Term or the Renewal Term, if applicable, for any of the following reasons:

(a) Home Depot breaches any obligation of Home Depot under this Pilot Program Agreement or the Program Guidelines and fails to remedy such breach within thirty (30) days following written notice of such breach from Home Depot;

(b) Home Depot’s conduct in performance of this Pilot Program Agreement is a material violation of any Law; or

(c) If Home Depot shall (i) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; (ii) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property or assets; (iii) make a general assignment for the benefit of its creditors; (iv) commence a voluntary case under the United States Bankruptcy Code; (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts; (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code; (vii) take any corporate, partnership or other action for the purpose of effecting any of the foregoing; or (viii) become insolvent under any legal definition.

.5. Termination Without Cause By Either Party. At any time after the expiration of the Initial Term a Party may terminate this Pilot Program Agreement in its sole discretion and without cause, upon thirty (30) days’ prior written notice to the other Party.

.6. Post-Termination Obligations.

(a) Upon termination of this Pilot Program Agreement, USRI (and, to the extent applicable, USHS) shall:

(i) deliver to Home Depot all Customer Information in accordance with Section 4.3;

(ii) return to Home Depot all forms, stationery or other materials bearing Home Depot’s name or the trade or service marks of Home Deport or its Affiliates (including The Participating Home Depot stores) or provide and affidavit that such forms or materials have been destroyed;

(iii) otherwise comply with all provisions of this Pilot Program Agreement relating to USRI’s post-termination obligations; and

(iv) cease to hold itself out or represent in any way that it is associated or affiliated with Home Depot.

(b) Upon termination of this Pilot Program Agreement, Home Depot shall:

(i) return to USRI all materials owned by USRI which were provided to Home Depot pursuant to Section 4.1 and which materials USRI has notified Home Depot in writing are to be returned to USRI; and

(ii) otherwise comply with all provisions of this Pilot Program Agreement relating to Home Depot’s post-termination obligations.

.7. No Payment on Termination. USHS and USRI acknowledge and agree that in the event of any termination, expiration or non-renewal of this Pilot Program Agreement in accordance with the terms hereof, Home Depot will have no liability or obligation to compensate USHS or USRI in any way with respect to such termination, expiration or non-renewal, other than to pay any Commissions to USRI, if any, earned prior to the date of such termination, expiration or nonrenewal. Without limiting the generality of the foregoing, Home Depot shall not compensate USHS or USRI for any actual or alleged loss of future profits or goodwill, recoupment of overhead or capital expenses dedicated to the Program, employee wages or severance claims or any lease obligations.

ARTICLE 9

INDEMNIFICATION

.1. Indemnity by USHS and USRI. USHS and USRI shall indemnify Home Depot and its Affiliates from, and defend and hold Home Depot and its Affiliates harmless from and against, any Losses suffered, incurred or sustained by Home Depot or any of its Affiliates or to which Home Depot or any of its Affiliates becomes subject, resulting from, arising out of or relating to any Claim:

(a) that the intellectual property of USHS and USRI infringes upon the proprietary or other rights of any third party (except as may have been caused by a modification by Home Depot or any of its Affiliates, that was not authorized by USHS and/or USRI);

(b) relating to the inaccuracy, untruthfulness or breach of any representation, covenant, or warranty made by USHS or USRI under this Pilot Program Agreement;

(c) relating to actual or alleged personal injury (including death) to any person other than an employee or agent of Home Depot, a Home Depot Affiliate or any Home Depot Agent, or property loss or damage, resulting from an act or omission of USHS/USRI or any USHS/USRI Agent (or any of their respective employees);

(d) relating to any act or omission of USRI, any of its Affiliates or any USHS/USRI Agent (or any of their respective employees) in connection with the marketing of any USRI Products and Services (whether before or after termination of this Pilot Program Agreement) to any Program customer;

(e) relating to any non-compliance with any Laws by USHS or USRI including, without imitation, consumer protection and privacy laws; or

(f) asserted by or on behalf of any employee of Home Depot, USHS, USRI or their respective Affiliates and Agents, to the extent arising out of or relating to any act or omission by USHS or USRI, any of their Affiliates or any USHS or USRI Agent with respect to any alleged violation of any Law protecting persons or members of a protected class or category, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic.

USHS and USRI shall indemnify Home Depot and its Affiliates from any costs and expenses incurred in connection with the enforcement of this Section 9.1.

ARTICLE 10

DISPUTE RESOLUTION

.1. Required Mediation.

(a) In the event that any dispute arises under this Pilot Program Agreement, no Party shall be entitled to commence litigation under this Pilot Program Agreement until after the mediation obligations in Section 10.1(b) have been satisfied. Each Party shall cause each of its Affiliates to be bound by the provisions of this Article 10.

(b) Upon the delivery of written notice by one Party to the other of a request for mediation of a dispute under this Pilot Program Agreement, the Parties shall have ten (10) days to mutually agree upon a professional mediator to mediate the dispute. The mediation shall be held in Atlanta, Georgia and shall be conducted over a period of time not to exceed three (3) consecutive business days. If the Parties cannot agree upon the professional mediator to conduct such mediation within such ten (10) day period, the provisions of this Section 10.1(b) shall be deemed to have been satisfied, and either Party may elect to proceed with litigation in accordance with Section 10.2 and 10.3.

.2. Jurisdiction; Venue. Any litigation between or among the Parties or their Affiliates in any way relating to this Pilot Program Agreement, the Program or the relationship between the Parties hereunder, shall be brought exclusively in the courts of the State of Georgia sitting in Cobb County, Georgia or in the United States District Court for the Northern District of Georgia. Each of the parties hereby irrevocably consents to the jurisdiction of such courts and irrevocably waives any objection to venue in such courts.

.3. Litigation. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that, subject to fulfillment of the obligations set forth in Section 10.1, either Party may seek (a) specific performance, injunctive or other equitable relief in connection with any breach or alleged breach of the provisions of this Pilot Program Agreement, and (b) any available rights or remedies in the event of a breach or alleged breach of Article 4, Article 5 or the Trademark and Service Mark License Agreement.

ARTICLE 11

MISCELLANEOUS PROVISIONS

.1. Succession and Assignment. This Pilot Program Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Pilot Program Agreement or any of its rights, interests, or obligations under this Pilot Program Agreement without the prior written approval of the other Party; provided, that Home Depot may assign this Pilot Program Agreement or any of its rights, interests or obligations under this Pilot Program Agreement, in whole or in part, to any of its Affiliates without such written approval of USHS or USRI; provided, further, that if Home Depot assigns any such rights, interests or obligations under this Pilot Program Agreement to any of its Affiliates, such assignment shall not release Home Depot from any obligation or liability under this Pilot Program Agreement. Any purported assignment in contravention of this Section 11.1 shall be void.

.2. Notices. Except as otherwise specified in this Pilot Program Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Pilot Program Agreement shall be in writing and shall be deemed given when sent by telecopy to the telecopy number specified below or delivered by hand to the address specified below. A copy of any such notice shall also be sent by express air mail on the date such notice is transmitted by telecopy to the address specified below:

If to Home Depot:

Home Depot U.S.A., Inc.

Building C.15

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Attention: At-Home Services Cabinet Refacing Program

Telecopy No.: (770) 384-2425

with a copy to:

Home Depot U.S.A., Inc.

Building C.20

2455 Paces Ferry Road, N.W.

Atlanta, Georgia 30339

Attention Corporate Counsel At-Home Services/Installed Sales

Telecopy No.: (770) 384-3041

If to USHS/USRI:

U.S. Remodelers, Inc.

c/o USHS

750 State HWY 21 Bypass

Suite 170

Lewisville, Texas 75067

Telecopy No. (972) 459-4800

With a copy to:

Richard B. Goodner, Esq.

c/o USHS

750 State HWY 21 Bypass

Suite 170

Lewisville, Texas 75067

A Party may change its address or telecopy number for notification purposes by giving the other Parties seven (7) days’ notice of the new address or telecopy number and the date upon which it will become effective. Notice provided to an individual that is required to receive a copy pursuant to this Section 11.2 shall not be deemed to be notice under this Pilot Program Agreement.

.3. Counterparts. This Pilot Program Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

.4. Relationship. Nothing contained in this Pilot Program Agreement shall be construed to create the relationships of employer and employee between Home Depot and USHS or USRI, franchisor-franchisee, or to make either Home Depot and USHS/USRI partner, joint venturer, fiduciary or co-employer of the other. USHS’s and USRI’s staff, employees or subcontractors assigned to provide the USRI Products and Services are solely the employees of USHS and USRI, as applicable, or their respective third-party contractors and are not the employees of Home Depot. Neither USHS nor USRI shall have the authority to bind Home Depot, nor shall Home Depot have the authority to bind USHS or USRI.

.5. Severability. If any provision of this Pilot Program Agreement is held by a court of competent jurisdiction to be prohibited or unenforceable under applicable Law, then the remaining provisions of this Pilot Program Agreement, if capable of substantial performance, shall remain in full force and effect. To the extent permitted by applicable Law, the Parties waive any provision of such Law, which renders any such remaining provisions of this Pilot Program Agreement prohibited or unenforceable in any respect.

.6. Waivers. No delay or omission by a Party to exercise any right or power it has under this Pilot Program Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

.7. Remedies Cumulative. No right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Pilot Program Agreement, or under applicable Law, whether now or hereafter existing. The parties agree that irreparable damage would occur in the event any provision of this Pilot Program Agreement was not performed in accordance with its terms and that the Parties shall be entitled to specific performance in addition to any other remedy to which they are entitled at law or equity.

.8. Entire Agreement. This Pilot Program Agreement and the Exhibits to this Pilot Program Agreement (including the Program Guidelines) and the Trademark and Service Mark License Agreement, represent the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

.9. Amendments. No amendment to, or change, waiver or discharge of, any provision of this Pilot Program Agreement shall be valid unless in writing and signed by each Party.

.10. Survival. The terms of Articles 4, 5, 7, 8, 9 and 10 and Sections 2.6, 3.2, 3.3, 6.5, 11.12 and 11.15 shall survive the expiration or termination of this Pilot Program Agreement, together with any other provision which by its express terms or reasonable implication is intended to survive such termination.

.11. Third Party Beneficiaries. Each Party intends that this Pilot Program Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties.

.12. Governing Law. This Pilot Program Agreement and the rights and obligations of the Parties under this Pilot Program Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia without giving effect to the principles thereof relating to the conflicts of Laws.

.13. Covenant of Further Assurances. Home Depot, USHS, and USRI covenant and agree that, subsequent to the execution and delivery of this Pilot Program Agreement and, without any additional consideration, each of Home Depot and its applicable Affiliates and USHS, USRI and their applicable Affiliates shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Pilot Program Agreement.

.14. Negotiated Terms. The Parties agree that the terms and conditions of this Pilot Program Agreement are the result of negotiations between the Parties and that this Pilot Program Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Pilot Program Agreement.

.15. Consequential Damages; Limitation of Claims; Limitation of Liability. Neither Home Depot or its Affiliates nor USHS/USRI or their Affiliates shall be liable to the other for, nor will the measure of damages include, any indirect, incidental, special or consequential damages arising out of or relating to its performance or failure to perform under this Pilot Program Agreement; provided, that this Section 11.15 will not be construed to limit a Party’s right to recover under Section 9 any such damages that such Party is obligated to pay to any third party; and provided further that this Section 11.15 shall not limit any remedies otherwise available to a Party in the case of proven fraud by the other Party. USHS and USRI agrees that their sole recourse for claims arising between the Parties shall be against Home Depot or its successors and assigns. Each Party agrees that the shareholders, directors, officers and employees and agents of the other Party and its Affiliates shall not be personally liable nor named as a party in any action between the Parties hereto. Home Depot’s maximum liability relating to its performance under this Pilot Program Agreement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the amounts received by Home Depot pursuant to the Program under this Pilot Program Agreement. The allocation of liability in the preceding sentence, represents the agreed and bargained-for understanding of the Parties and the compensation exchanged between the Parties reflects such allocations.

.16. Incorporation and References. In this Pilot Program Agreement and the Exhibits and Annexes to this Pilot Program Agreement:

(a) The Exhibits and Annexes to this Pilot Program Agreement are hereby incorporated into and deemed part of this Pilot Program Agreement and all references to this Pilot Program Agreement shall include the Exhibits and Annexes to this Pilot Program Agreement;

(b) The capitalized words and phrases defined in this Pilot Program Agreement, and the capitalized words and phrases set forth on Annex A, which is hereby incorporated into and deemed part of this Pilot Program Agreement, have the indicated meaning for purposes of this Pilot Program Agreement;

(c) References to an Exhibit, Annex, Section or Article shall be to such Exhibit or Annex to, or Section or Article of, this Pilot Program Agreement unless otherwise provided;

(d) References to any Law shall mean references to such Law in changed or supplemented form or to a newly adopted Law replacing a previous Law; and

(e) References to and mentions of the word “including” or the phrase “e.g.” shall mean “including, without limitation.”

.17. Headings. The Article and Section headings, Table of Contents and Table of Annexes and Exhibits are for reference and convenience only and shall not be considered in the interpretation of this Pilot Program Agreement.

IN WITNESS WHEREOF, each of Home Depot, USHS, and USRI has caused this Pilot Program Agreement to be signed and delivered by its duly authorized representative.

HOME DEPOT U.S.A., INC.

By:	/s/ Joseph Izganics

Name: Joseph Izganics
Title: President Service Businesses

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross

Name: Murray H. Gross
Title: President

U.S. REMODELERS, INC.

By:	/s/ Murray H. Gross

Name: Murray H. Gross
Title: President

ANNEX A

DEFINITIONS

The following defined terms used in this Pilot Program Agreement shall have the meanings specified below:

“Affiliate” shall mean, as to any person or entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity.

“Agent” of a Party shall mean the agents, subcontractors, licensees, independent contractors and representatives of such Party.

“Change of Control” shall mean the (i) combination or merger of a Party with or into any entity pursuant to which the (A) members of the board of directors of such Party immediately prior to such transaction constitute less than a majority of the members of the board of directors of the surviving entity of such combination or merger, or (B) stockholders of such Party immediately prior to such transaction hold beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of less than fifty percent (50%) of the voting securities of the surviving entity of such combination or merger entitled to vote generally in the election of directors, (ii) sale, transfer or other disposition of all or substantially all of the assets of a Party, or (iii) acquisition by any person or party, or affiliated group of persons or parties, of beneficial ownership of voting securities of a Party entitled to vote generally in the election of directors with a number of votes in excess of thirty five percent (35%) of the voting power of such Party.

“Claim” shall mean any claim of any kind by any customer, employee or other third party, including any civil, criminal, administrative, arbitral or investigative action, suit, proceeding or claim relating to either Party’s act or omission under the Pilot Program Agreement.

“Confidential Information” of Home Depot or USHS/USRI shall mean all information and documentation of Home Depot or its Affiliates, and USHS/USRI or their Affiliates, respectively, whether disclosed to or accessed by Home Depot or its Affiliates or USHS/USRI or their Affiliates in connection with this Pilot Program Agreement, that is (i) identified in writing as “confidential” at the time of disclosure, (ii) disclosed orally and identified at the time of disclosure as “confidential” or (iii) treated by the disclosing Party as confidential or proprietary, including (a) information that the disclosing Party receives from a third party (including vendors, licensors, customers and Affiliates) and holds subject to an obligation of confidentiality, (b) the terms of this Pilot Program Agreement (c) any information developed by reference to or use of information of Home Depot or its Affiliates, or USHS/USRI or their Affiliates, (d) training and operating procedures and manuals, and (e) any information which a reasonable person would believe to be the confidential information of the other Party; provided, that except to the extent otherwise provided by Law, the term “Confidential Information” shall not include information that (A) is independently developed by the recipient, as demonstrated by the recipient’s written records, without violating the disclosing party’s proprietary rights, (B) is or becomes publicly known (other than through unauthorized disclosure), (C) is already known by the recipient at the time of disclosure, as demonstrated by the recipient’s written records, and the recipient has no obligation of confidentiality other than pursuant to this Pilot Program Agreement or any confidentiality agreements between Home Depot and USHS/USRI entered into before the Effective Date, or (D) is rightfully received by a Party free of any obligation of confidentiality; provided, that (x) such recipient has no knowledge that such information is subject to a confidentiality agreement and (y) such information is not of a type or character that a reasonable person would have regarded it as confidential.

“Control” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Governmental Authority” shall mean any federal, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body, whether domestic, foreign or international.

“Homer TLC, Inc.” shall mean Homer TLC, Inc., a Delaware corporation.

“Law” shall mean any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority.

“Losses” shall mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments and excluding consequential and incidental damages), costs and expenses of any kind, character or description (including payments, refunds and delivery of additional goods and/or services, interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment).

Exhibit 1.1

USRI Products and Services

•	Custom designed, installed cabinet refacing products

•	Custom designed, installed laminated countertops

Exhibit 1.2

Program Guidelines

(See Attached)

Exhibit 1.4

Participating Home Depot Stores

MKT	Store#	Address	City, State	Zip
12	658	725 Plaza Court	Chula Vista, CA	91910
12	659	7530 Broadway	Lemon Grove, CA	91945
12	660	1001 El Camino Real	Encintas, CA	92024
12	669	12185 Carmel Mountain Rd	San Diego, CA	92128
12	671	525 Saturn Blvd	Imperial Beach, CA	92154
12	673	255 Town Center Pkwy	Santee, CA	92071
12	674	3555 Sports Arena Blvd	San Diego, CA	92110
12	676	965 Arnele Ave	El Cajon, CA	92020
12	679	3838 W Vista Way	Oceanside, CA	92056
12	680	4255 Genesee	San Diego, CA	92117
12	1018	5755 Mission Ave	Oceanside, CA	92057
12	1032	355 Marketplace Ave	San Diego, CA	92113
12	1034	950 Dennery Rd	San Diego, CA	92154
12	1053	1475 E Valley Pkwy	Escondido, CA	92027
12	1059	320 Wake Ave	El Centro, CA	92243
12	6612	1550 W Valley Pkwy	Escondido, CA	92029
12	6634	5920 Fairmont Ave	San Diego, CA	92120
12	6656	550 San Marcos Blvd	San Marcos, CA	92069
12	6679	10604 Westview Pkwy	Mira Mesa, CA	92126
21	622	920 Blossom Hill Rd	San Jose, CA	95123
21	625	1933 Davis St	San Leandro, CA	94577
21	627	3838 Hollis Ave	Emeryville, CA	94608
21	628	1125 Old Country Rd	San Carlos, CA	94070
21	629	6000 Johnson Dr	Pleasanton, CA	94588
21	630	2435 LaFayette	Santa Clara, CA	95050
21	632	2001 Chess Dr	San Mateo, CA	94014
21	633	1175 Admiral Callaghan Lane	Vallejo, CA	94591
21	634	2090 Meridan Park Blvd	Concord, CA	94520
21	635	30055 Industrial Pkwy W	Union City, CA	94587
21	637	2121 Casenasso Dr	Fairfield, CA	94533
21	639	2 Colma Blvd	Colma, CA	94014
21	640	680 Kifer Rd	Sunnyvale, CA	94086
21	642	480 E Hamilton Ave	Campbell, CA	95008
21	643	11939 San Pablo Ave	El Cerrito, CA	94530
21	644	N Park Blvd	Pittsburg, CA	94565
21	655	1800 N Main St	Salinas, CA	93906
21	657	111 Shoreline Pkwy	San Rafael, CA	94901
21	1009	1855 Hillsdale Ave	San Jose, CA	95124
21	1017	21787 Heperian Blvd	Hayward, CA	94541
21	1041	1177 Great Mall Dr	Milpitas, CA	95035
21	6603	1781 E Bayshore Rd	East Palo Alto, CA	94303
21	6604	2750 Crown Cyn Rd	San Ramon, CA	94583
21	6621	635 W Capitol Expressway	San Jose, CA	95136
21	6635	975 De Anza Blvd	San Jose, CA	95129

21	6636	43900 Icehouse Terrace	Fremont, CA	94539
21	6652	225 Soscal Ave	Napa, CA	94559
21	6677	8850 San Ysidro Ave	Gilroy, CA	95020
21	6678	2500 Las Pisitas Rd	Livermore, CA	94550
29	636	324 N Sunrise Blvd	Roseville, CA	95661
29	650	6001 Madison Ave	Sacramento, CA	95608
29	651	4641 Florin Rd	Sacramento, CA	95823
29	652	2756 Sunrise Blvd	Rancho Cordova, CA	95670
29	662	3818 E Hammer Lane	Stockton, CA	95212
29	663	3272 W Shaw	Fresno, CA	93710
29	664	845 W Shaw	Clovis, CA	93612
29	1001	2800 Countryside Dr	Turlock, CA	95380
29	1003	1461 Meadowview Rd	Sacramento, CA	95832
29	1006	250 Commerce Ave	Manteca, CA	95336
29	1014	7150 N Abbey St	Fresno, CA	93720
29	1019	1100 Tharp Rd	Yuba City, CA	95993
29	1020	2461 naglee Rd	Tracy, CA	95304
29	1022	5010 Feather River Dr	Stockton, CA	95219
29	1043	510 Orange Dr	Vacaville, CA	95687
29	1060	265 Mt Vernon Ave	Bakersfield, CA	93307
29	1064	8700 Rosedale Hwy	Bakersfield, CA	93312
29	1068	1860 E Main St	Woodland, CA	95776
29	1073	501 N 12th Ave	Hanford, CA	93230
29	1080	750 S Jayne St	Porterville, CA	93257
29	1086	4864 E Kings Canyon	Fresno, CA	93727
29	6601	1617 N carpenter Rd	Modesto, CA	95351
29	6609	2580 Notre Dame Blvd	Chico, CA	95828
29	6615	3500 S Demaree St	Visalia, CA	93277
29	6618	1735 Hwy 140	Merced, CA	95340
29	6620	8000 Folsom Blvd	Sacramento, CA	95826
29	6649	3611 Truxel Rd	Sacramento, CA	95833
29	6669	5859 Antelope Rd	Sacramento, CA	95842
29	6674	9150 W stockton Blvd	Elk Grove, CA	95758
29	6675	2675 E Bidwell St	Folsom, CA	95630
29	6682	1200 Chum Creek Rd	Redding, CA	96003
29	6687	4700 Gosford Rd	Bakersfield, CA	93313
29	6688	10001 Fairway Dr	Roseville, CA	95678
44	4701	7050 Tacoma Mall Blvd	Tacoma, WA	98409
44	4702	2701 Utah Ave S	Seattle, WA	98134
44	4703	1715 S 352nd S	Federal Way, WA	98003
44	4704	6200 E Lake Samammish Pkwy	Issaquan, WA	98029
44	4705	6810 S 180th St	Tukwila, WA	98188
44	4706	11616 Aurora Ave N	Seattle, WA	98133
44	4707	1335 N 205th St	Seattle, WA	98133
44	4708	1325 Fones Rd	Olympia, WA	98501
44	4709	303 35th Ave SE	Puvallup, WA	98374

44	4711	325 120th Ave NE	Bellevue, WA	98005
44	4712	18333 120th Ave NE	Bothell, WA	98011
44	4713	11915 Hwy 99	Everett, WA	98204
44	4715	420 Telegraph Rd	Bellingham, WA	98226
44	4716	10991 Silverdale NW	Silverdale, WA	98383
44	4720	4602 S Center St	Tacoma, WA	98409
44	4722	26120 104th Ave SE	Kent, WA	98031
44	4723	17777 NE 76th St	Redmond, WA	98052
44	4724	1101 Kingswood Dr SW	Tumwater, WA	98512
44	4726	9310 Quil Ceda Blvd	Marysville, WA	98270
44	4728	5120 Borgen Blvd	Gig Harbor, WA	98332

MKT	Store#	Address	City, State	Zip
47	601	490 McKinley St	Corona, CA	92879
47	610	695 Hospitality Lane	S San Bernardino, CA	92408
47	616	12255 Pigeon Pass rd	Moreno Valley, CA	92557
47	619	5450 Walnut Ave	Chino, CA	91710
47	645	11884 Foorhill Blvd	Rancho Cucamonga, CA	91730
47	665	15150 Bear valley Rd	Victorville, CA	92392
47	668	25100 Madison Ave	Murrieta, CA	92562
47	683	1055 W 21st St	San Bernardino, CA	92405
47	687	250 S Mountain	Upland, CA	91786
47	1013	1151 W Lugoina Ave	Redlands, CA	92374
47	1028	32020 Hwy 79 S	Temecula, CA	92592
47	6619	3323 Madison St	Riverside, CA	92504
47	6637	3400 W Florida	Hemet, CA	92545
47	6645	2707 S Towne Ave	Pomona, CA	91766
47	6665	1355 E Ontario Ave	S Corona, CA	92881
47	6683	1451 W Foothill Blvd	Rialto, CA	92376
48	603	2782 El Camino Real	Tustin, CA	92782
48	605	1348 N Azusa	Covina, CA	91722
48	606	3500 W MacArthur Blvd	Santa Ana, CA	92704
48	607	18131 Gale Ave	Industry, CA	91748
48	608	10930 Alondra Blvd	Cerritos, CA	90703
48	609	129620 Foothill Blvd	San Fernando, CA	91342
48	611	740 182nd St	Gardena, CA	90248
48	612	21218 Roscoe Blvd	Canoga Park, CA	91304
48	614	27952 Hillcrest	Mission Viejo, CA	92692
48	615	435 W Katella Ave	OrANGE, ca	92867
48	618	24451 Crenshaw Blvd	Torrance, CA	90505
48	620	14603 Oceangate	Hawthorne, CA	90250
48	638	340 W Ave P	Palmdale, CA	93551
48	647	6633 Westminster Blvd	Westminster, CA	92683
48	648	2450 Cherry Ave	Signall Hill, CA	90755
48	649	5040 San Fernando Rd	Glendale, CA	91204
48	653	20642 Golden Triangle Rd	Santa Clarita, CA	91350
48	654	7015 Telegraph Rd	Commerce, CA	90040
48	682	601 S Placentia	Fullerton, CA	92831
48	684	12300 La Mirada	La Mirada, CA	90638
48	689	9200 Whittier Blvd	Pico Rivera, CA	90660
48	1002	3040 Slauson Ave	Huntington Park, CA	90255
48	1005	2115 N Gaffey St	San Pedro, CA	90731
48	1010	3363 Century Blvd	Inglewood, CA	90303
48	1012	401 W Ventura Blvd	Camarillo, CA	93010
48	1031	905 El Camino Real	Atascadero, CA	93422
48	1037	6400 Alondra Blvd	Paramount, CA	90723
48	1039	1830 W Slauson Ave	Los Angeles, CA	90047

48	1040	401 Esplandade Dr	Oxnard, CA	93030
48	1048	1675 Wilshire Blvd	Los Angeles, CA	90017
48	1052	1551 Froom Ranch Way	San Luis Obispo, CA	93405
48	1055	28033 Newhall Ranch Rd	Santa Clarita, CA	91355
48	1061	4925 W Slauson Ave	Los Angeles, CA	90056
48	1070		West Hills, CA
48	1072	2455 E Imperial Hwy	Brea, CA	92821
48	1077	27401 La Paz Rd	Laguna Niguel, CA	92677
48	1089		Ridgecrest, CA
48	6610	500 S Marengo Ave	Alhambra, CA	91803
48	6611	12975 W Jefferson Blvd	Los Angeles, CA	90066
48	6613	11600 Sherman Way	N Hollywood, CA	91605
48	6614	5000 Hardwick St	Lakewood, CA	90712
48	6616	5600 Sunset Blvd	Hollywood, CA	90028
48	6617	1305 S Lone Hill Ave	Glendora, CA	91740
48	6623	6975 Marketplace Dr	Goleta, CA	93117
48	6627	7121 Firestone Blvd	Downey, CA	90241
48	6628	24332 El Toro Rd	Laguana Hills, CA	92653
48	6629	1625 S Mountain Ave	Monrovis, CA	91016
48	6632	6345 Variel Ave	Woodland Hills, CA	91367
48	6633	23001 Savi Ranch Parkway	Yorba Linda, CA	92887
48	6638	2120 S Bradley Rd	Santa Maria, CA	93454
48	6639	10801 Garden Grove Blvd	Garden Grove, CA	92843
48	6640	575 Cochran St	Simi Valley, CA	93065
48	6644	7870 Van Nuys Blvd	Panorama City, CA	91402
48	6646	7100 Warner Ave	Huntington Beach, CA	92647
48	6647	800 N Brookhurst St	Anaheim, CA	92801
48	6650	5800 Loncoln Ave	Cypress, CA	90630
48	6651	44226 20th St W	Lancaster, CA	93534
48	6657	600 S Harbor Blvd	La Habra, CA	90631
48	6661	16800 Roscoe Blvd	Van Nuys, CA	91406
48	6662	2745 Teller RD	Thousand Oaks, CA	91706
48	6663	3200 Puente Ave	Baldwin Park, CA	91706
48	6664	2300 S Harbor Blvd	Costa Mesa, CA	92626
48	6668	20021 Lake Fprest Dr	Lake Forest, CA	92630
48	6670	110 E Sepulveda Vlvd	Carson, CA	90745
48	6673	9700 Lower Azusa Rd	El Monte, CA	91731
48	6680	1750 E Edinger Ave	Santa Ana, CA	92705
48	6684	12322 Washington Blvd	Whittier, CA	90606
48	6689	2055 N Figueroa St	Los Angeles, CA	90065
51	1501	14001 E Mississippi Ave	Aurora, CO	80012
51	1502	5215 Wadsworth Blvd	Arvada, CO	80002
51	1503	10003 Grant St	Thornton, CO	80229
51	1504	102 N Academy Blvd	Colorado Springs, CO	80909
51	1505	500 S Sante Fe Dr	Denver, CO	80223
51	1506	1200 Dillion Rd	Louisville, CO	80027

51	1507	7990 W Crestline Ave	Denver, CO	80123
51	1508	8477 S Yosemite Ave	Littleton, CO	80124
51	1510	7120 N Academy Blvd	Colorado Srings, CO	80920
51	1512	4502 John F Kennedy P	Fort Collins, CO	80525
51	1514	6701 W Alameda Ave	Lakewood, CO	80226
51	1515	2815 35th Ave	Greeley, CO	80634
51	1516	11111 S Parker Rd	Parker, CO	80134
51	1517	7125 W 88th Ave	Westminster, CO	80021
51	1518	2250 Southgate Rd	Colorado Springs, CO	80906
51	1519	3000 W Belleview Ave	Littleton, CO	80123
51	1520	3130 S Sheridan Ave	Denver, CO	80227
51	1521	393 S Hover Rd	Longmont, CO	80501
51	1522	16900 W Colfax Ave	Golden, CO	80401
51	1523	5600 S Chambers Rd	Aurora, CO	80015
51	1524	12169 Sheridan Blvd	Broomfield, CO	80020
51	1526	860 S Colorado Rd	Glendale, CO	80246
51	1528	6000 S Gun Club Rd	Aurora, CO	80016
51	1529	1100 Nickel Dr	Loveland, CO	80537
51	1531	333 Allen St	Castle Rock, CO	80104
51	1532	3870 Quebec St	Denver, CO	80207
51	1535	1014 El Ranchero Rd	Golden, CO	80301
51	1538	5660 E Woodmen Rd	Colorado Srpings, CO	80921
51	1540	1200 Mayberry Dr	Highlands Ranch, CO	80129
54	4001	13700 NW Science Park Dr	Portland, OR	97229
54	4002	14800 SW Sequora Pkwy	Tigard, OR	97223
54	4004	11633 NE Glen Widing Rd	Portland, OR	97220
54	4005	1000 SE 82nd Ave	Portland, OR	97266
54	4006	3795 Hangers Grove Rd SE	Salem, OR	97301
54	4007	1728 N Jantzen Beach Center	Portland, OR	97217
54	4008	63465 Hwy 97	Bend, OR	97701
54	4009	3500 Spicer Rd SE	Albany, OR	97321
54	4010	1950 SE Minter Bridge Rd	Hillsboro, OR	97123
54	4013	10120 SE Wshington St	Portland, OR	97216
54	4014	25101 SE Stark St	Troutdale, OR	97060
54	4015	20260 SW Pacific Hwy	Sherwood, OR	97140
54	4017	2002 Washington St	Oregon City, OR	97045
54	4018	4401 SW 110th Ave	Beaverton, OR	97005
54	4040	9300 SE 82nd St	Portland, OR	97266
54	4718	8601 NE Andersen Rd	Vancouver, WA	98665
54	4725	580 Seventh Ave	Longview, WA	98632
141	6659	1519 Hawthorne Blvd	Redondo Beach, CA	90278
141	1051	10861 Weyburn Ave	Los Angeles, CA	90024
141	6686	407 W Huntington Dr	Monrovia, CA	91016
141	6685	6912 Edinger Ave	Huntington Beach, CA	92647
141	6653	25600 Rancho Niguel Rd	Laguna Niguel, CA	92677
141	6658	1011 N Tustin Ave	Anaheim, CA	92806
269	1527	9697 E County Line Rd	Englewood, CO	80112

Exhibit 1.7(a)

(See Attached)

Exhibit 1.7(b)

[RESERVED]

Exhibit 3.2

Home Depot Competitors

•	Bed, Bath and Beyond and any affiliate thereof

•	Costco and any affiliate thereof

•	Linens & Things and any affiliate thereof

•	Lowe’s and any affiliate thereof

•	Menards and any affiliate thereof

•	Sears and any affiliate thereof

•	The Container Store and any affiliate thereof

•	The Great Indoors and any affiliate thereof

•	Wal-Mart, Sam’s Club and any affiliate thereof

Exhibit 4.1(a)

Trademark and Service Mark License Agreement

(See Attached)